Exhibit 21

NNN REIT, INC.

SUBSIDIARIES OF THE REGISTRANT

December 31, 2025

Subsidiary	Jurisdiction of Formation
CCMH V, LLC	Delaware
CNL Commercial Mortgage Funding, Inc.	Delaware
NNN REIT Trust	Maryland
NNN REIT, LP	Delaware
Net Lease Funding, Inc.	Maryland
Net Lease Realty I, Inc.	Maryland
NNN Athletic I LLC	Delaware
NNN Brokerage Services, Inc.	Maryland
NNN CA Auto Svc LLC	Delaware
NNN GP Corp.	Delaware
NNN PBY LLC	Delaware
NNN SC Trust	Maryland
NNN TRS, Inc.	Maryland
Orange Avenue Mortgage Investments, Inc.	Delaware